Exhibit 99.1

Lipocine Announces Initiation of BLOOM Phase 3 Study of LPCN 1154 for Postpartum Depression

●	Study informed by encouraging exploratory efficacy findings and a favorable safety profile in the prior Phase 3 trial

●	Approximately 120 participants with severe postpartum depression (PPD) planned; first participant dosing expected in early Q4 2026

●	Company expects existing resources to support BLOOM

SALT LAKE CITY, September 14, 2026 — Lipocine Inc. (NASDAQ: LPCN), a specialty pharmaceutical company focused on the development of novel oral therapeutics, today announced the initiation of BLOOM, a Phase 3 study evaluating LPCN 1154 (oral brexanolone) for PPD. First participant dosing is expected in early Q4 2026. LPCN 1154 is being developed as a 48-hour, at-home treatment, targeting the need for rapid symptom relief with a short oral regimen. Lipocine believes this potential profile could address a substantial unmet need in PPD and represents an important commercial opportunity, subject to successful development and approval.

BLOOM is designed to complement the existing LPCN 1154 clinical data package and generate prospective efficacy and safety evidence to support a potential New Drug Application under the 505(b)(2) pathway. The placebo-controlled outpatient study incorporates feedback from a recent meeting with the U.S. Food and Drug Administration (FDA), together with learnings from the prior Phase 3 trial.

 Although the prior Phase 3 trial did not meet its primary endpoint in the full analysis set, exploratory post hoc analyses identified anomalies concentrated at one high-enrolling site, including an absence of detectable study drug in blood samples from approximately 40% of LPCN 1154-treated participants at that site. Analyses excluding the site suggested rapid and sustained improvement in depressive symptoms. These findings are exploratory and are not confirmatory evidence of efficacy. BLOOM is designed to evaluate LPCN 1154 prospectively with strengthened site and data-quality controls.

The prior trial also provided encouraging safety and tolerability findings. No treatment-related severe or serious adverse events were reported, and there were no instances of excessive sedation, loss of consciousness or treatment discontinuation.

“We believe a treatment that delivers rapid relief through a 48-hour oral course at home could meaningfully change how women and families manage postpartum depression,” said Dr. Mahesh Patel, President and Chief Executive Officer of Lipocine. “BLOOM translates our prior clinical findings and FDA feedback into a study focused on generating the evidence needed to advance LPCN 1154 toward a potential regulatory submission. Our priorities are rigorous execution, clinically meaningful results and disciplined use of capital as we pursue this opportunity for patients and shareholders.”

Based on its current operating plan, Lipocine believes its existing financial and operational resources are sufficient to execute BLOOM. The Company expects average cash use of approximately $1 million per month during study execution, inclusive of BLOOM-related expenditures. As of June 30, 2026, Lipocine reported $23.3 million in unrestricted cash, cash equivalents and marketable investment securities. These expectations are dependent upon study duration, enrollment, costs and other operating requirements and do not imply that existing resources will fund regulatory approval or commercialization.

About the BLOOM Study

The Brexanolone Lifting Outcomes of Moms (BLOOM) study is expected to enroll approximately 120 participants with PPD. It builds on the Company’s prior Phase 3 trial (NCT06979544) and incorporates the following design and operational measures:

●	Consistent treatment regimen and endpoint: The outpatient study will use the same 48-hour dosing regimen evaluated in the prior Phase 3 trial with primary efficacy, change from baseline in the 17-item Hamilton Depression Rating Scale (HAM-D17) total score, assessed at 60 hours post dosing initiation.

●	Site quality controls: Measures include periodic review of site populations, third-party support for site selection, geographic diversity, with no selection of sites with significant operational or data quality concerns, and participation by academic sites.

●	Measures intended to reduce placebo response: The protocol includes fewer rating scales and assessments, reduced participant contact with site staff, centralized rating for screening and eligibility, and standardized participant eduction about study procedures and assessments.

●	Prespecified sensitivity analyses: The study includes planned analyses addressing outlier sites and pharmacokinetic data.

Additional details about BLOOM will be available on ClinicalTrials.gov.

About LPCN 1154

LPCN 1154 (proposed brand name BRLIZIO) is an investigational oral formulation of brexanolone, chemically identical to the naturally occurring neuroactive steroid allopregnanolone, which modulates GABAA receptors. Lipocine is developing LPCN 1154 as a 48-hour, at-home treatment for PPD, with the goal of rapid relief and a tolerable, practical dosing regimen. LPCN 1154 is not FDA-approved. Its efficacy, safety, suitability for at-home use and any monitoring or activity restrictions remains subject to clinical evaluation and regulatory review. No head-to-head trials have established superiority to approved PPD treatments.

About Postpartum Depression

Postpartum depression is a serious, potentially life-threatening condition that can impair daily functioning, maternal-infant bonding and family well-being. Symptoms may include persistent sadness, loss of interest, anxiety and thoughts of self-harm. CDC research found that approximately 1 in 8 women with a recent live birth reported postpartum depressive symptoms. Treatment options include psychotherapy and antidepressants; zuranolone (ZURZUVAE) is FDA-approved for adults with PPD as a 14-day oral course. Its label includes a boxed warning for driving impairment and advises avoiding driving for at least 12 hours after each dose. IV brexanolone (ZULRESSO) was discontinued commercially in the United States, and FDA approval was withdrawn at the sponsor’s request effective April 14, 2025. ACOG’s updated guidance, published online in 2025 and in its January 2026 journal issue, addresses neuroactive steroid treatment in the postpartum period. There remains a need for additional effective, well-tolerated, accessible treatments that provide timely relief while fitting the practical demands of caring for a newborn.

About Lipocine

Lipocine is a biopharmaceutical company developing oral therapeutics using its proprietary drug-delivery technology platform. The Company advances product candidates addressing significant unmet medical needs and explores partnerships to support their development and commercialization.

Lipocine’s development pipeline includes: LPCN 1154 for the treatment of postpartum depression, LPCN 2201 for treatment of major depressive disorder, LPCN 2101 for the treatment of epilepsy, LPCN 2203 targeted for the management of essential tremor, LPCN 2401 as an aid for improved body composition in obesity management, LPCN 1148 targeted for the management of symptoms associated with liver cirrhosis, and LPCN 1107 our candidate for prevention of preterm birth. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate developed by Lipocine, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. For more information, please visit www.lipocine.com.

Forward Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding our development of our products and product candidates and related efforts with the FDA, including the design, planned enrollment, timing and potential outcomes of the BLOOM study; the sufficiency of existing financial and operational resources to execute the study; expected average monthly cash use, study expenditures and cash needs; the timing of clinical trials and regulatory submissions, the potential uses and benefits of our products and product candidates, the commercial potential for our product candidates, and potential strategic partnerships and other opportunities. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that we may not be successful in developing product candidates, we may not have sufficient capital to complete the development processes for our product candidates or we may decide to allocate our available capital to other product candidates, we may not be able to enter into partnerships or other strategic relationships to monetize our assets, safety and efficacy studies, including those relating to LPCN 1154, may not be successful or may not provide results that would support the submission of an NDA, the FDA may not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals and our ability to utilize a streamlined approval pathway for LPCN 1154, the results and timing of clinical trials, variability in enrollment and site performance, study costs exceeding current estimates, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

SOURCE Lipocine Inc

For further information:

Krista Fogarty

Phone: (801) 994-7383

kf@lipocine.com

Investors:

PJ Kelleher

Phone: (617) 430-7579

pkelleher@lifesciadvisors.com